Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, dated August 7, 2007, is between CARRIAGE SERVICES, INC., a Delaware corporation (the “Company”), and Jay D. Dodds, a resident of Harris County, Texas (the “Employee”).
     1. Employment Term. The Company hereby continues the employment of the Employee for a term commencing as of the date first above written and, subject to earlier termination or extension as provided in Section 7 hereof, continuing until August 6, 2010 (such term being herein referred to as the “term of this Agreement”). The term of this Agreement shall automatically be renewed on an annual basis thereafter, unless terminated by either party upon sixty (60) days’ written notice prior to the end of the term then in effect. The Employee agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.
     2. Duties. The Employee shall serve the Company and shall report to, and be subject to the general direction and control of the Chief Executive Officer of the Company or any other executive officer designated by him. The Employee shall faithfully, diligently, competently, and to the best of Employee’s ability, perform the management and administrative duties of Regional Managing Partner and Regional Vice President of Operations. The Employee shall also serve as Regional Managing Partner and Regional Vice President of Operations of any subsidiary of the Company as requested by the Company, and the Employee shall perform such other duties as are from time to time assigned to him by the Chief Executive Officer or any other executive officer designated by him as are not inconsistent with the provisions hereof. The Employee represents and warrants to the Company that Employee is not subject to any obligation to any third party that would restrict or interfere with Employee’s ability to perform hereunder.
     3. Extent of Service. The Employee shall devote his full business time and attention to the business of the Company, and, except as may be specifically permitted by the Company, shall not be engaged in any other business activity during the term of this Agreement. The foregoing shall not be construed as preventing the Employee (i) from making passive investments in other businesses or enterprises, and (ii) from engaging in other civic, charitable and business activities, provided, however, that such investments and activities will not require services on the part of the Employee which would in any way impair the performance of his duties under this Agreement.
     4. Compensation. During the term of this Agreement, the Company shall pay the Employee an annual salary of not less than $230,000 per full calendar year of service completed (“Base Salary”), appropriately prorated for partial months at the commencement and end of the term of this Agreement. The Employee’s salary and benefits will be reviewed annually, and any increase therein shall remain in the sole discretion of the Company, acting through the Compensation Committee of its Board of Directors if required. The salary set forth herein shall not be subject to reduction and shall be payable in bi-weekly installments in accordance with the payroll policies of the Company in effect from time to time during the term of this Agreement.

The Company shall have the right to deduct from any payment of all compensation to the Employee hereunder (x) any federal, state or local taxes required by law to be withheld with respect to such payments, and (y) any other amounts specifically authorized to be withheld or deducted by the Employee.
     5. Benefits. In addition to the Base Salary, the Employee shall be entitled to participate in the following benefits during the term of this Agreement:
     (i) Consideration for an annual performance-based bonus within the sole discretion of the Company, as may be recommended by the Chief Executive Officer and approved by the Compensation Committee of the Company’s Board of Directors. A target bonus will be set by the Company, and approved by the Compensation Committee of the Company’s Board of Directors, on an annual basis.
     (ii) Eligibility for consideration of Awards of Restricted Stock or other incentive-based compensation under the terms of the Company’s 2006 Long Term Incentive Plan or one or more of the Company’s other incentive plans, as the Chief Executive Officer in his sole discretion may determine and subject to approval of the Company’s Compensation Committee.
     (iii) Four weeks of paid vacation in each calendar year, subject to the Company’s personnel policies respecting such matters.
     (iv) Participation in the Company’s group health and hospitalization program, and inclusion in such other employee benefits, as are available generally to executive-level employees of the Company.
     (v) Reimbursement for travel, lodging and other out-of-pocket expenses reasonably incurred by Employee in the exercise of Employee’s duties under this Agreement which are approved by the Company in advance and are duly substantiated in accordance with the Company’s policies as to reimbursement. In order to assure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be made as soon as practicable, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.
     6. Certain Additional Matters. The Employee agrees that at all times during the term of this Agreement and for a period of two years following any cessation of employment with the
Company:
     (a) The Employee will not knowingly or intentionally do or say any act or thing which will or may impair, damage or destroy the goodwill and esteem for the Company held by its suppliers, employees, patrons, customers and others who may at any time have or have had business relations with the Company.

     (b) The Employee will not knowingly or intentionally do any act or thing detrimental to the Company or its business.
     Nothing herein shall be construed to prevent the Employee from complying with any requirements of law or legal process or taking such actions as the Company may consent to in writing.
     7. Termination.
     (a) Death. If the Employee dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate except that the Company shall pay the Employee’s estate (i) that portion of the Employee’s Base Salary accrued through the date on which the Employee’s death occurred, (ii) a pro rata amount of the annual bonus described in Section 5(i) above, based on the number of days the Employee was employed in the year in comparison to 365, and (iii) all benefits payable under the governing provisions of any benefit plan or program of the Company. Such payment of Base Salary and bonus to the Employee’s estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not died.
     (b) Disability. If during the term of this Agreement, the Employee shall be prevented from performing his duties hereunder by reason of disability, and such disability shall continue for a period of six months, then the Company may terminate this Agreement at any time after the expiration of such six-month period. For purposes of this Agreement, the Employee shall be deemed to have become disabled when the Company, upon the advice of a qualified physician, shall have determined that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In the event of a termination pursuant to this paragraph (b), the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Employee (or his estate in the event of his subsequent death), (i) the Employee’s Base Salary through the date on which such termination shall have occurred, reduced during such period by the amount of any benefits received under any disability policy maintained by the Company, (ii) a pro rata amount of the annual bonus described in Section 5(i) above, based on the number of days the Employee was employed in the year in comparison to 365, and (iii) all benefits payable under the governing provisions of any benefit plan or program of the Company. All such payments to the Employee or his estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not become disabled. No such termination pursuant to this paragraph (b) will relieve the Employee of his obligations under Sections 6, 8 and 9 hereunder.
     (c) Discharge for Cause. Prior to the end of the term of this Agreement, the Company may discharge the Employee for Cause and terminate this Agreement. In such case this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate other than to pay to the Employee (or his estate in the event of his subsequent death) that portion of the Employee’s salary accrued through the date of termination.
     For purposes of this Agreement, the Company shall have “Cause” to discharge the Employee or terminate the Employee’s employment hereunder upon (i) the Employee’s conviction of any felony or any other crime involving moral turpitude, (ii) the Employee’s repeated failure or refusal to perform all of his duties, obligations and agreements herein contained or imposed by law, including his fiduciary duties, to the reasonable satisfaction of the Chief Executive Officer of the Company, (iii) the Employee’s commission of acts amounting to gross negligence or willful misconduct to the detriment of the Company, or (iv) the Employee’s material breach of any provision of this Agreement or uniformly applied provisions of the Company’s employee handbook or other personnel policies, including without limitation, its Code of Business Conduct and Ethics. Such determination of “Cause” shall be made by the Chief Executive Officer of the Company.
     Any such termination by virtue of this paragraph (c) shall not prejudice any remedy that the Company may have at law, in equity, or under this Agreement, for breach hereof by Employee. No such termination pursuant to this paragraph (c) will relieve the Employee of his obligations under Sections 6, 8 and 9 hereunder.
     (d) Discharge Without Cause. Prior to the end of the term of this Agreement, the Company may discharge the Employee without Cause (as defined in paragraph (c) above) and terminate this Agreement. In such case this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate, except that the Company shall continue to pay to the Employee (or his estate in the event of his subsequent death), (i) the Employee’s Base Salary for a period of 18 months following the date of discharge, (ii) 50% of the annual target bonus described in Section 5(i) above for the year of termination, and (iii) all benefits payable under the governing provisions of any benefit plan or program of the Company, In addition, if following the date of such discharge, the Employee becomes eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and properly elects such coverage, the Company shall reimburse the Employee or pay on the Employee’s behalf 100% of applicable medical continuation premiums for the benefit of the Employee (and his covered dependents as of the date of his termination, if any) under the Employee’s then-current plan election, with such coverage to be provided under the closest comparable plan as offered by the Company from time to time, for so long during the 18-month period following termination as he remains eligible for and elects COBRA coverage, except as otherwise provided in paragraph (e) below. All such payments to the Employee or his estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not been discharged. No such termination pursuant to this paragraph (d) will relieve the Employee of his obligations under Sections 6, 8 and 9 hereunder.

     (e) Corporate Change. If following a Corporate Change (as defined in the Company’s 2006 Long-Term Incentive Plan), the Employee voluntarily terminates his employment for Good Reason (as defined below) or the Employee is discharged without Cause, in either case within 24 months following the Corporate Change, then this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate, except that the Company shall pay to the Employee (or his estate in the event of his subsequent death), (i) a lump sum payment payable following such termination equal to one and one-half times the Employee’s Base Salary, (ii) 50% of the annual target bonus described in Section 5(i) above for the year of termination and (iii) all benefits payable under the governing provisions of any benefit plan or program of the Company, In addition, if following the date of such resignation or discharge, the Employee becomes eligible to elect continuation coverage under COBRA and properly elects such coverage, the Company shall reimburse the Employee or pay on the Employee’s behalf 100% of applicable medical continuation premiums for the benefit of the Employee (and his covered dependents as of the date of his termination, if any) under the Employee’s then-current plan election, with such coverage to be provided under the closest comparable plan as offered by the Company from time to time, for so long during the 18-month period following the date of resignation or discharge as he remains eligible for and elects COBRA coverage. No such termination pursuant to this paragraph (e) will relieve the Employee of his obligations under Sections 6 and 9 hereunder.
          “Good Reason” means any of the following actions if taken without the Employee’s prior written consent: (A) any material breach by the Company to comply with its obligations under the terms of the Agreement; (B) any material diminution in the Employee’s responsibilities, authority or duties, (C) a material diminution in the Employee’s Base Salary; or (D) any material change in the permanent location at which the Employee performs services for the Company. The Employee shall give written notice to the Board specifying such actions within 90 days of the existence of such action and providing a period of 30 days in which the Company shall be allowed to cure such circumstances.
     (f) Notice. Prior to the end of the term of this Agreement, the Employee may terminate this Agreement upon ninety (90) days written notice. This Agreement shall automatically terminate at the end of the notice period, and the Company shall have no further obligation to the Employee other than to pay to the Employee that portion of the Employee’s salary accrued through the date of termination. No such termination pursuant to this paragraph (f) will relieve the Employee of his obligations under Sections 6, 8 and 9 hereunder.
     8. Restrictive Covenants. The Company has provided and shall provide in the future to the Employee, confidential and proprietary information as that term is defined in Section 9 of this Agreement (“Confidential Information”). The Employee acknowledges that in the course of his employment with the Company as a member of the Company’s senior management team, he shall be given possession of and access to Confidential Information of the Company and its affiliates, and will develop through such employment business systems, methods of doing business, and contacts within the death care industry, all of which will help to identify him with the business and goodwill of the Company. Consequently, it is important that the Company protect its interests in regard to such matters from unfair competition. In consideration of the Confidential Information that has been received and that the Company covenants to provide the Employee in the future, the sufficiency of which is hereby acknowledged by the Employee, the Employee agrees to enter into the covenants contained in this Agreement. The parties therefore agree that for so long as the Employee shall remain employed by the Company and, if the employment of the Employee ceases for any reason (including voluntary resignation), then for a period of two (2) years thereafter, the Employee shall not, directly or indirectly:
     (i) alone or for his own account, or as a officer, director, shareholder, partner, member, trustee, employee, consultant, advisor, agent or any other capacity of any corporation, partnership, joint venture, trust, or other business organization or entity, encourage, support, finance, be engaged in, interested in, or concerned with (x) any of the companies and entities described on Schedule I hereto, except to the extent that any activities in connection therewith are confined exclusively outside the continental United States, or (y) any other business within the death care industry having an office or being conducted within a radius of fifty (50) miles of any funeral home, cemetery or other death care business owned or operated by the Company or any of its subsidiaries at the time of such termination, if the Employee had management responsibility, either directly or indirectly, over that funeral home, cemetery, or other death care business at any time during the previous 12 months;
     (ii) induce or assist anyone in inducing in any way any employee of the Company or any of its subsidiaries to resign or sever or her employment or to breach an employment contract with the Company or any such subsidiary; or
     (iii) own, manage, advise, encourage, support, finance, operate, join, control, or participate in the ownership, management, operation, or control of or be connected in any manner with any business which is or may be in the funeral, mortuary, crematory, cemetery or burial insurance business or in any business related thereto (x) as part of any of the companies or entities listed on Schedule I, or (y) otherwise within a radius of fifty (50) miles of any funeral home, cemetery or other death care business owned or operated by the Company or any of its subsidiaries at the time of such termination, if the Employee had management responsibility, either directly or indirectly, over that funeral home, cemetery, or other death care business at any time during the previous 12 months.
     Notwithstanding the foregoing, the above covenants shall not prohibit the passive ownership of not more than one percent (1%) of the outstanding voting securities of any entity within the death care industry. The foregoing covenants shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants respectively are operative, but the maximum territory, the action subject to such covenants and the period of time they are enforceable are subject to any determination by a final judgment of any court which has jurisdiction over the parties and subject matter.

     Upon termination of employment, whether voluntary or involuntary, the above covenants shall not prohibit Employee from being employed directly by Aria Cremation Services, LLC or Homestead Funeral Home, 29515 Belt Line Road, Grand Prairie, Texas 75052.
     9. Confidential Information; Copyrightable Material. The Employee acknowledges that in the course of his employment by the Company he shall receive and access certain trade secrets, management methods, financial and accounting data (including, but not limited to, reports, studies, analyses, spreadsheets and other materials and information), operating techniques, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, and other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter collectively referred to as “Confidential Information”) which the Company desires to protect. The Employee understands that the Confidential Information is confidential and he agrees not to reveal the Confidential Information to anyone outside the Company so long as the confidential or secret nature of the Confidential Information shall continue, except as required by law or legal process. The Employee further agrees that he will at no time use the Confidential Information in competing with the Company. Upon termination of this Agreement, the Employee shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his employment or relating to the Confidential Information and the Employee agrees that all such materials will at all times remain the property of the Company. The Employee acknowledges that all materials and other copyrightable works and subject matter (regardless of whether or not constituting “Confidential Information”) produced by the Employee within the scope of his employment (regardless of whether or not denoted as copyrighted material) shall be deemed “works made for hire” and shall be owned by and proprietary to the Company and may not be used or reproduced in whole or in part without the Company’s prior written consent.
     10. Remedies. The parties recognize that the services to be rendered under this Agreement by the Employee are special, unique, and of extraordinary character, and that in the event of the breach by the Employee of the covenants contained in Section 8 or Section 9 hereof, the Company may suffer irreparable harm as a result. The parties therefore agree that, in the event of any breach or threatened breach of any of such covenants, the Company shall be entitled to specific performance or injunctive relief, or both, and may, in addition to and not in lieu of any claim or proceeding for damages, institute and prosecute proceedings in any court of competent jurisdiction to enforce through injunctive relief such covenants. In addition, the Company may, if it so elects, suspend (if applicable) any payments due under this Agreement pending any such breach and offset against any future payments the amount of the Company’s damages arising from any such breach. The Employee agrees to waive and hereby waives any requirement for the Company to secure any bond in connection with the obtaining of such injunction or other equitable relief.
     11. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three business days after the date mailed, postage prepaid, by certified mail, return receipt requested, or when sent by electronic means or facsimile and receipt is confirmed, if addressed to the respective parties as follows:

If to the Employee:	Jay D. Dodds
8515 Atascocita Lake Way
Humble, Texas 77346

If to the Company:	Carriage Services, Inc.
3040 Post Oak Blvd, Suite 300
Houston, Texas 77056
Attn: Chief Executive Officer
Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.
     12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     13. Assignment. This Agreement may not be assigned by the Employee. Neither the Employee nor his estate shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being agreed that such payments and the right thereto are nonassignable and nontransferable.
     14. Binding Effect. Subject to the provisions of Section 13 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee’s heirs and personal representatives, and the successors and assigns of the Company.
     15. Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     16. Complete Agreement. This Agreement represents the entire agreement between the parties concerning the subject hereof and supersedes all prior agreements and arrangements between the parties concerning the subject thereof.
     17. Governing Law; Venue. A substantial portion of the Employee’s duties under this Agreement shall be performed at the Company’s corporate headquarters in Houston, Texas, and this Agreement has been substantially negotiated and is being executed and delivered in the State of Texas. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas. Any suit, claim or proceeding arising under or in connection with this Agreement or the employment relationship evidenced hereby must be brought, if at all, in a state district court in Harris County, Texas or federal district court in the Southern District of Texas, Houston Division. Each party submits to the jurisdiction of such courts and agrees not to raise any objection to such jurisdiction.

     18. Survival. The provisions of Sections 6, 8 and 9 shall survive any termination of this Agreement or the employment relationship of the Company and Employee; provided, however, if such termination is the result of Corporate Change as provided in Section 7(e) hereof, Employee shall not thereafter be bound by the provisions of Section 8 hereof.
     19. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     20. Time of Payments. All amounts payable under Sections 7(d) and (e) of this Agreement shall be paid within 10 days after the Employee’s execution without revocation of a release in a form satisfactory to the Company and within the time period prescribed by the Company (which may not be less than 21 days after the date of termination of employment). If the Employee is a “specified employee,” as such term is defined in Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) and determined as described below in this Section 20, any payments payable as a result of the Employee’s termination (other than death) shall not be payable before the earliest of (i) the date that is six months after the Employee’s termination, (ii) the date of the Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 20 shall be applied by accumulating all payments that otherwise would have been paid within six months of the Employee’s termination and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A. The Employee shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if the Employee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year or using such dates as designated by the Company in accordance with Section 409A and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans. For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Section 409A.
     21. Income, Excise or Other Tax Liability. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to the Employee or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to the Employee an additional payment (a “Gross-up Payment” ) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made under this Section 21 shall be made by the Company’s accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Employee.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CARRIAGE SERVICES, INC.
By:	/s/ Melvin C. Payne
MELVIN C. PAYNE, Chief Executive Officer

/s/ Jay D. Dodds
Jay D. Dodds

SCHEDULE I
TO
EMPLOYMENT AGREEMENT
1.	The following entities, together with all Affiliates thereof:
Service Corporation International
Alderwoods Group, Inc. Stewart
Enterprises, Inc. Keystone North
America, Inc. Meridian Mortuary
Group, Inc. StoneMor Partners LP
Saber Management LLC
Thomas Pierce & Co.
Legacy Funeral Holdings, LLC
Northstar Memorial Group, LLC
For purposes of the foregoing, an “Affiliate” of an entity is a person that directly or indirectly controls, is under the control of or is under common control with such entity.

2.	Any new entity which may hereafter be established which acquires any combination of ten or more funeral homes and/or cemeteries from any of the entities described in 1 above.

3.	Any funeral home, cemetery or other death care enterprise which is managed by any entity described in 1 or 2 above.